                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                   FORM 8-K/A

                                 CURRENT REPORT


                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                             SBS TECHNOLOGIES, INC.

                                 AMENDMENT NO. 1

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): APRIL 12, 2000

                             SBS TECHNOLOGIES, INC.

                             ----------------------




        New Mexico                 1-10981                      85-0359415
------------------------      ---------------------      -----------------------
(State of Incorporation)      (Commission File No.)      (IRS Employer I.D. No.)



       2400 Louisiana Blvd, NE AFC Bldg 5-600   Albuquerque, New Mexico    87110
--------------------------------------------------------------------------------
         (Address of principal executive offices)                     (Zip code)




         Registrant's telephone number, including area code:  (505) 875-0600
                                                              --------------

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a) The SDL Communications Inc. ("SDL") audited financial statements as of December 31, 1999, the SDL unaudited financial statements as of March 31, 2000, and the exhibits required under Item 7 have been completed and are filed herewith electronically.

(b) Pro Forma Consolidated Financial Information

On April 12, 2000, SBS Technologies, Inc. ("SBS") acquired all of the outstanding shares of SDL from the stockholders of SDL for $25 million in cash. $250,000 of the purchase price was placed in escrow pending the completion of a closing balance sheet. In connection with the completion of the closing balance sheet, SBS expects to distribute additional funds to the stockholders of SDL estimated at $550,000. Prior to the acquisition, SDL was a privately held company. Located in Easton, Massachusetts, SDL specializes in the design, manufacture and sales of WAN I/O for the Telecommunications and Data Communications market. SDL designs, manufactures and markets T1/E1, T3/E3, HSSI and OC3 products based on the PCI, CompactPCI and PMC form factors, and supporting protocols such as Frame Relay, HDLC, PPP, X.25 and ATM. In addition, SDL's products support the operating systems most commonly used in communications, including Windows NT, Solaris and VxWorks. SDL customers include major telecommunication OEM companies such as Nokia, Nortel, Motorola, IBM, Network Associates and Compuware.

The acquisition of SDL was funded with existing cash and a $20 million drawdown under SBS' Credit Agreement with Bank of America, N.A. The purchase price for SDL was based on a multiple of revenues as determined by an analysis of acquisitions of comparable companies, anticipated future earnings, and its complementary technology and customer base.

The acquisition is being accounted for under the purchase method, whereby the purchase price is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values. Based on a preliminary assessment, in conjunction with an independent valuation firm, of purchased technology of SDL, it is expected that approximately $4.0 million of the purchase price will be allocated to in-process research and development which, under generally accepted accounting principles, will be immediately expensed by SBS. This assessment analyzed certain products that were under development at the time of acquisition. These products were in various stages of completion ranging from 35% of completion to 85% of completion, with estimated completion dates ranging from the third quarter of calendar 2000 to the second quarter of calendar 2001. The fair value of these development products was determined in accordance with views expressed by the staff of the Securities and Exchange Commission. The charge to SBS earnings will be recognized in the quarter ending June 30, 2000, and it is possible that such charge will result in SBS reporting a net loss for its fourth quarter.

The unaudited Pro Forma Consolidated Financial Statements reflect the following:
(i) preliminary adjustment for the purchase accounting and estimated fair value allocation of the assets acquired and the obligations assumed; (ii) the assumed borrowing of funds on July 1, 1998 with which to acquire SDL and the associated increase of interest expense; (iii) reduction of interest income on surplus cash used to consummate the transaction; and (iv) adjustments to current and deferred taxes associated with the exercise of non-qualified stock options in conjunction with the sale of SDL. The unaudited Pro Forma Consolidated Balance Sheet as of March 31, 2000 was prepared as if the transaction had occurred on that date. The unaudited Pro Forma Consolidated Statements of Operations for the 12-month period ended June 30, 1999 and the nine-month period ended March 31, 2000 were prepared as if the transaction had occurred on July 1, 1998.

In the opinion of SBS management, all adjustments necessary to present fairly such Pro Forma Consolidated Financial Statements have been made based on the terms and structure of the acquisition. However, SBS has not completed the final purchase price allocation and adjustments may be necessary in the future based on additional information and analysis.

These unaudited Pro Forma Consolidated Financial Statements are not necessarily indicative of what actual results would have been had the transaction occurred at the beginning of the respective periods nor do they purport to indicate the results of future operations of the Company.

These unaudited Pro Forma Consolidated Financial Statements should be read in conjunction with the accompanying notes and with the Financial Statements of SDL filed electronically herewith.

                            SDL COMMUNICATIONS, INC.

                              Financial Statements

                                December 31, 1999

                   (With Independent Auditors' Report Thereon)

                             SDL COMMUNICATIONS, INC.

                                TABLE OF CONTENTS





                                                                  PAGE

Independent Auditors' Report                                         1

Balance Sheet                                                        2

Statement of Operations                                              3

Statement of Stockholder's Equity and Comprehensive Income           4

Statement of Cash Flows                                              5

Notes to Financial Statements                                     6-11

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
SDL Communications, Inc.:

We have audited the accompanying balance sheet of SDL Communications, Inc. as of December 31, 1999, and the related statement of operations, stockholders' equity and comprehensive income, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SDL Communications, Inc. as of December 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                                       /s/ KPMG LLP


Albuquerque, New Mexico
April 28, 2000

                            SDL COMMUNICATIONS, INC.

                                  Balance Sheet

                                December 31, 1999


                                      ASSETS
Current assets:
    Cash and cash equivalents                                       $   307,861
    Investment securities (note 2)                                      605,980
    Trade accounts receivable                                         1,448,100
    Inventories:
       Raw materials                                                    674,644
       Work in process                                                  440,943
       Finished goods                                                   267,016
                                                                    -----------
                Total inventories                                     1,382,603

    Income taxes receivable                                              38,161
    Prepaid expenses                                                     52,312
                                                                    -----------
                Total current assets                                  3,835,017

Property and equipment:
    Leasehold improvements                                               43,935
    Furniture and fixtures                                               42,370
    Computers and equipment                                             248,394
    Test and design equipment                                           244,484
                                                                    -----------
                                                                        579,183
    Less accumulated depreciation and amortization                      390,210
                                                                    -----------
                Net property and equipment                              188,973

Deferred tax assets (note 4)                                            440,000
Other assets                                                             32,042
                                                                    -----------
                                                                    $ 4,496,032
                                                                    ===========

                    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable                                                $   604,760
    Accrued expenses                                                    303,146
                                                                    -----------
                Total current liabilities                               907,906

Stockholders' equity:
    Common stock, $.001 par value.  Authorized 4,725,000 shares;
       issued and outstanding 3,586,950 shares                            3,587
    Additional paid-in capital                                        6,025,736
    Accumulated deficit                                              (2,475,088)
    Accumulated other comprehensive income - net unrealized
       appreciation on investment securities                             33,891
                                                                    -----------
                Total stockholders' equity                            3,588,126

Commitments (notes 3 and 6)
                                                                    -----------
                                                                    $ 4,496,032
                                                                    ===========


See accompanying notes to financial statements.

                            SDL COMMUNICATIONS, INC.

                             Statement of Operations

                          Year ended December 31, 1999


Net sales                                                          $ 12,321,495
Cost of goods sold                                                    4,603,962
                                                                   ------------

                 Gross profit                                         7,717,533

Selling, general and administrative expenses                          6,145,333
Stock-based compensation                                              4,549,509
                                                                   ------------

                 Loss from operations                                (2,977,309)

Other income (expense):
     Other expense                                                      (69,848)
     Interest income                                                     31,681
                                                                   ------------

                 Loss before income taxes                            (3,015,476)

Income taxes (note 4)                                                   209,800
                                                                   ------------

                 Net loss                                          $ (3,225,276)
                                                                   ============


See accompanying notes to financial statements.

                            SDL COMMUNICATIONS, INC.

           Statement of Stockholders' Equity and Comprehensive Income

                          Year ended December 31, 1999


                                                                                                          Accumulated
                                                    Common stock                             Retained       other
                                              -------------------------     Additional       earnings    comprehensive
                                                 Shares       Amount      paid-in-capital    (deficit)      income       Total
                                              -----------   -----------   ---------------   -----------   -----------  -----------
Balance at December 31, 1998                    2,671,825   $     2,672       1,468,629         750,188        11,109  $ 2,232,598

  Net loss                                           --            --              --        (3,225,276)         --     (3,225,276)
  Net unrealized change in investment
    securities, net of tax effect of $13,556         --            --              --              --          22,782       22,782
                                                                                                                       -----------
             Comprehensive income (loss)                                                                                (3,202,494)
                                                                                                                       -----------
Acquisition and retirement of common stock         (5,000)           (5)         (7,495)           --            --         (7,500)
Stock-based compensation                             --            --         4,549,509            --            --      4,549,509
Exercise of stock options                         920,125           920          15,093            --            --         16,013
                                              -----------   -----------     -----------     -----------   -----------  -----------
Balance at December 31, 1999                    3,586,950   $     3,587       6,025,736      (2,475,088)       33,891  $ 3,588,126
                                              ===========   ===========     ===========     ===========   ===========  ===========


See accompanying notes to financial statements.

                            SDL COMMUNICATIONS, INC.

                             Statement of Cash Flows

                          Year ended December 31, 1999


Cash flows from operating activities:
    Net loss                                                        $(3,225,276)
    Adjustments to reconcile net loss to net cash
       provided (used) in operating activities:
          Depreciation and amortization                                 133,294
          Deferred income taxes                                        (469,000)
          Stock-based compensation                                    4,549,509
          Loss on investment in unconsolidated subsidiary                66,939
          Net changes in operating assets and liabilities:
            Accounts receivable                                        (305,598)
            Inventories and prepaid expenses                           (781,994)
            Accounts payable                                            405,264
            Accrued expenses                                            143,345
            Income taxes                                               (610,200)
            Other assets                                                 (1,675)
                                                                    -----------
                  Net cash used in operating activities                 (95,392)
                                                                    -----------
Cash flows from investing activities:
    Proceeds from sale of investment securities available-for-sale      204,791
    Purchases of investment securities available-for-sale              (117,473)
    Purchase of investment in unconsolidated subsidiary                 (90,000)
    Purchases of property and equipment                                (140,136)
                                                                    -----------
                  Net cash used in investing activities                (142,818)
                                                                    -----------
Cash flows from financing activities:
    Repurchase of common stock                                           (7,500)
    Proceeds from exercise of stock options                              16,013
                                                                    -----------
                  Net cash provided by financing activities               8,513
                                                                    -----------
Net decrease in cash and cash equivalents                           $  (229,697)
Cash and cash equivalents at beginning of year                          537,558
                                                                    -----------
Cash and cash equivalents at end of year                            $   307,861
                                                                    ===========
Supplemental information:
    Cash paid for interest                                          $       492
                                                                    ===========
    Cash paid for income taxes                                      $ 1,289,000
                                                                    ===========


See accompanying notes to financial statements.

                            SDL COMMUNICATIONS, INC.

                          Notes to Financial Statements

                                December 31, 1999


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

     (A)  DESCRIPTION OF BUSINESS

          The Company is engaged in the business of the design, manufacture and sales of advanced PCI, compact PCI and PMC wide area network adapters for the use in networking platforms and systems. Additionally, the Company is involved with designing and developing products for emerging technologies such as PPP, Frame Relay and asynchronous transfer mode (ATM). The Company's customer base encompasses the entire region of the United States. The Company was organized as a subchapter C Corporation in 1987 and is chartered in Massachusetts.

     (B)  CASH EQUIVALENTS

          Cash equivalents of $307,861 at December 31, 1999, consist of money market accounts and certificates of deposit with an initial term of less than three months. For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

     (C)  INVENTORIES

          Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

     (D)  INVESTMENT SECURITIES

          Investment securities at December 31, 1999 consist of mutual funds, an obligation of a state government, and equity securities. The Company classifies its debt and equity securities in the available-for-sale category.

          Available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of other comprehensive income until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis.

          A decline in the market value of any available-for-sale security below cost that is deemed to be other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. Premiums and discounts are amortized or accreted over the life of the related available-for-sale security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned.


                                                                     (Continued)

                            SDL COMMUNICATIONS, INC.

                          Notes to Financial Statements

                                December 31, 1999


     (E)  PROPERTY AND EQUIPMENT

          Property and equipment are stated at cost. Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Furniture and fixtures have an estimated useful life of 4 years. Computers and equipment and test and design equipment have an estimated useful life of 3 years. Leasehold improvements are amortized straight line over the shorter of the lease term or estimated useful life of the asset. Leasehold improvements are currently amortized over 2.5 years.

     (F)  OTHER ASSETS

          Other assets consist primarily of an investment in S-Link Corporation, a closely held Delaware Corporation. The investment is accounted for under the equity method of accounting.

     (G)  SALES RECOGNITION

          Sales are recognized when goods are shipped to the customer.

     (H)  BUSINESS AND CREDIT CONCENTRATIONS

          Customers comprising 10 percent or greater of the Company's net sales are summarized as follows for the year ended December 31:

                                                            1999
                                                       ----------------
                          Netscout                          30%
                          Nokia                             21%
                          Motorola                          16%

     (I)  RESEARCH AND DEVELOPMENT COSTS

          Research and development costs are expensed in the period incurred. Research and development costs amounted to $1,890,768 in 1999.

     (J)  ADVERTISING COSTS

          Advertising costs are expensed as incurred. Advertising costs amounted to $221,524 in 1999.

     (K)  INCOME TAXES

          Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                                                                     (Continued)

                            SDL COMMUNICATIONS, INC.

                          Notes to Financial Statements

                                December 31, 1999


     (L)  STOCK OPTION PLAN

          The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations, in accounting for its fixed plan stock options. As such, compensation expense would be recorded on the date of grant only if the current fair value of the underlying stock exceeded the exercise price. Statement of Financial Accounting Standards No. 123 (SFAS 123), ACCOUNTING FOR STOCK-BASED COMPENSATION, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS 123.

     (M)  USE OF ESTIMATES

          Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(2)  INVESTMENT SECURITIES

     The amortized cost, gross unrealized holding gains and fair value of available-for-sale securities by major security type and class of security at December 31, 1999, were as follows:

                                                                    GROSS
                                                                  UNREALIZED
                                                AMORTIZED COST   HOLDING GAINS   FAIR VALUE
                                                --------------   -------------   ----------
     Available-for-sale:
         Equity securities                      $   40,755           50,916         91,671
         Mutual funds                              308,740            5,569        314,309
         Obligation of state government            200,000               --        200,000
                                                --------------   -------------   ----------
                                                $  549,495           56,485        605,980
                                                ==============   =============   ==========

     Maturities of debt securities classified as available-for-sale were as follows at December 31, 1999:

                                                  AMORTIZED COST    FAIR VALUE
                                                  --------------    ----------
     Available-for-sale - due after ten years     $   200,000         200,000
                                                  ==============    ==========

     Proceeds from the sale of investment securities available for sale were $204,791 in 1999, resulting in gross realized losses of $5,170.


                                                                     (Continued)

                            SDL COMMUNICATIONS, INC.

                          Notes to Financial Statements

                                December 31, 1999


(3)  LEASES

     The Company has several noncancelable operating leases, primarily for office and warehouse space, that expire over the next two years. Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1999 are:

             YEAR ENDING
             DECEMBER 31:                              AMOUNT
       ----------------------------               ------------------
                 2000                             $        53,700
                 2001                                       3,850
                                                  ------------------
       Total minimum lease payments               $        57,550
                                                  ==================


     Total rent expense for the year ended December 31, 1999 was $117,530.

(4)  INCOME TAXES

     Income tax expense consists of:

             YEAR ENDED
         DECEMBER 31, 1999           CURRENT            DEFERRED             TOTAL
     -------------------------   -----------------  -----------------   ----------------
     U.S. Federal                $     518,700           (358,400)            160,300
     State and local                   160,100           (110,600)             49,500
                                 -----------------  -----------------   ----------------
                                 $     678,800           (469,000)            209,800
                                 =================  =================   ================

     Income tax expense (benefit) attributable to loss before income taxes differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to loss before income taxes as a result of the following:

     Computed "expected" tax (benefit)                                                $   (1,025,262)
     Increase (decrease) in income taxes resulting from:
         State and local income taxes, net of federal income tax benefit                    (188,556)
         Valuation allowance                                                               1,420,800
         Other                                                                                 2,818
                                                                                      -----------------
                                                                                      $      209,800
                                                                                      =================


                                                                     (Continued)

                            SDL COMMUNICATIONS, INC.

                          Notes to Financial Statements

                                December 31, 1999


     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1999 are presented below.

     Deferred tax assets:
         Losses from unconsolidated subsidiaries                                     $    47,000
         Plant and equipment, principally due to differences in depreciation               2,800
         Accrued vacation                                                                 18,300
         Accrued expenses                                                                  9,694
         Stock-based compensation                                                      2,339,000
                                                                                     -----------

                   Total gross deferred tax assets                                     2,416,794
     Less valuation allowance                                                         (1,954,200)
                                                                                     -----------

                   Total deferred tax assets                                             462,594
                                                                                     -----------
         Deferred tax liabilities - unrealized gains on debt and equity securities        22,594
                                                                                     -----------

                   Net deferred tax asset                                            $   440,000
                                                                                     ===========

     The valuation allowance for deferred tax assets as of December 31, 1999 was $1,954,200. The net change in the total valuation allowance for the year ended December 31, 1999 was an increase of $1,420,800. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of the net deferred tax asset (after valuation allowance) existing at December 31, 1999. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

(5)  STOCK OPTION PLAN

     In 1996, the Company adopted the 1996 Non-Qualified Key Employees' Incentive Stock Option Plan (the "Plan") pursuant to which the Company's Board of Directors may grant stock options to officers and key employees. The Plan authorizes grants of options to purchase up to 2,250,000 shares of authorized but unissued common stock. All stock options have terms that range from 1 to 4 years and vest and become fully exercisable as determined by the board at the time of grant.



                                                                     (Continued)

                            SDL COMMUNICATIONS, INC.

                          Notes to Financial Statements

                                December 31, 1999


     At December 31, 1999, there were 152,000 additional shares available for grant under the Plan. The per share weighted-average fair value of stock options granted during 1999 was $4.79 on the date of grant using the Black Scholes option-pricing model (excluding a volatility assumption) with the following weighted-average assumptions: expected dividend yield of zero percent, risk-free interest rate of 6.5 percent, and an expected life of
     1.5 years.

     The Company applies APB Opinion No. 25 in accounting for its Plan. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS 123, the Company's net loss would have been increased to the pro forma amount indicated below:

         Net loss                       As reported       $    (3,225,276)
                                         Pro forma             (3,230,350)

     Stock option activity during the period is as follows:

                                                 NUMBER OF           WEIGHTED-AVERAGE
                                                   SHARES             EXERCISE PRICE
                                             ------------------     ------------------
     Balance at December 31, 1998                    95,175             $  0.06
         Granted                                  1,023,000                0.07
         Exercised                                 (920,125)               0.02
                                             ------------------
     Balance at December 31, 1999                   198,050             $  0.31
                                             ==================


     At December 31, 1999, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $0.01 - $1.00 and 1.5 years, respectively.

     At December 31, 1999, the number of options exercisable was 147,800 and the weighted-average exercise price of those options was $0.31.

(6)  EMPLOYEE BENEFIT PLANS

     The Company maintains a 401(k) contributory profit sharing plan that covers employees who work at least 1,000 hours per year, are 21 years of age and older, and have 1 year of service to the Company. The Company made contributions to the plan of $42,840 during the year ended December 31, 1999.

     During 1998, the Company established an age weighted non-contributory profit sharing plan with the same age and service requirements as the 401(k) plan. The Company contributed $125,000 to this plan during the year ended December 31, 1999.

(7)  SUBSEQUENT EVENT

     On April 13, 2000, all of the outstanding shares of the Company's common stock were sold by the Company's shareholders to a third party.

                            SDL COMMUNICATIONS, INC.

                              Financial Statements

                                 March 31, 2000

                                   (Unaudited)

                            SDL COMMUNICATIONS, INC.

                                TABLE OF CONTENTS





                                                                  PAGE

Balance Sheet                                                        1

Statement of Operations                                              2

Statement of Stockholder's Equity and Comprehensive Income           3

Statement of Cash Flows                                              4

Notes to Financial Statements                                        5

                            SDL COMMUNICATIONS, INC.

                                  Balance Sheet

                                 March 31, 2000
                                   (Unaudited)


                                     ASSETS
Current assets:
    Cash and cash equivalents                                                                             $          1,414,875
    Investment securities                                                                                              248,299
    Trade accounts receivable                                                                                        1,417,249
    Inventories (note 2)                                                                                             1,951,548
    Prepaid expenses                                                                                                    50,032
                                                                                                             ------------------
                Total current assets                                                                                 5,082,003

Property and equipment, net (note 3)                                                                                   190,431
Deferred tax assets                                                                                                    546,560
Other assets                                                                                                            31,836
                                                                                                             ------------------
                                                                                                          $          5,850,830
                                                                                                             ==================

                    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable                                                                                      $          1,136,943
    Accrued expenses                                                                                                   548,845
    Income taxes payable                                                                                                91,019
                                                                                                             ------------------
                Total current liabilities                                                                            1,776,807

Stockholders' equity:
    Common stock, $.001 par value.  Authorized 4,725,000 shares;
       issued and outstanding 3,666,550 shares                                                                           3,667
    Additional paid-in capital                                                                                       6,351,273
    Accumulated deficit                                                                                             (2,334,224)
    Accumulated other comprehensive income - net unrealized
       appreciation on investment securities (note 4)                                                                   53,307
                                                                                                             ------------------
                Total stockholders' equity                                                                           4,074,023

Commitments
                                                                                                             ------------------
                                                                                                          $          5,850,830
                                                                                                             ==================


See accompanying notes to financial statements.

                            SDL COMMUNICATIONS, INC.

                            Statements of Operations

                   Three Months Ended March 31, 2000 and 1999
                                   (Unaudited)


                                                                               2000                   1999

Net sales                                                         $           4,448,737  $           2,484,859
Cost of goods sold                                                            2,136,783              1,364,732
                                                                      ------------------     ------------------

                 Gross profit                                                 2,311,954              1,120,127

Selling, general and administrative expenses                                  1,692,102                842,958
Stock-based compensation                                                        313,252              1,975,000
                                                                      ------------------     ------------------

                 Income (loss) from operations                                  306,600             (1,697,831)

Interest income                                                                  10,164                  6,736
                                                                      ------------------     ------------------

                 Income (loss) before income taxes                              316,764             (1,691,095)

Income taxes                                                                    175,900                 19,800
                                                                      ------------------     ------------------
                 Net income (loss)                                $             140,864  $          (1,710,895)
                                                                      ==================     ==================


See accompanying notes to financial statements.

                            SDL COMMUNICATIONS, INC.

           Statement of Stockholders' Equity and Comprehensive Income

                        Three Months Ended March 31, 2000
                                   (Unaudited)



                                                                                                        Accumulated
                                                         Common Stock                       Retained       other
                                                     ---------------------   Additional     earnings    comprehensive
                                                      Shares      Amount   paid-in-capital  (deficit)      income          Total
                                                     ---------  ---------- --------------- ----------   -------------   ----------

Balance at December 31, 1999                         3,586,950  $    3,587    6,025,736    (2,475,088)      33,891      $3,588,126

     Net income                                             --          --          --        140,864           --         140,864
     Net unrealized change in investment
        securities, net of tax effect of $13,090            --          --          --             --       19,416          19,416
                                                                                                                        ----------
                 Comprehensive income                                                                                      160,280
                                                                                                                        ----------
Stock-based compensation                                    --          --      313,252            --           --         313,252
Exercise of stock options                               79,600          80       12,285            --           --          12,365
                                                     ---------  ----------    ---------    ----------     --------      ----------
Balance at March 31, 2000                            3,666,550  $    3,667    6,351,273    (2,334,224)      53,307      $4,074,023
                                                     =========  ==========    =========    ==========     ========      ==========


See accompanying notes to financial statements.

                            SDL COMMUNICATIONS, INC.

                             Statement of Cash Flows

                   Three Months Ended March 31, 2000 and 1999
                                   (Unaudited)


                                                                                  2000                  1999
Cash flows from operating activities:
    Net income (loss)                                                   $            140,864  $          (1,710,895)
    Adjustments to reconcile net income (loss) to net cash
       provided (used) in operating activities:
          Depreciation and amortization                                               35,217                 17,343
          Deferred income taxes                                                     (106,560)              (115,173)
          Stock-based compensation                                                   313,252              1,975,000
          Net changes in operating assets and liabilities:
            Accounts receivable                                                       30,851                 77,855
            Inventories and prepaid expenses                                        (566,665)              (283,989)
            Accounts payable                                                         532,183                317,117
            Accrued expenses                                                         245,699                (52,788)
            Income taxes                                                             129,180               (460,438)
            Other assets                                                                 206                  2,966
                                                                           ------------------    -------------------
                  Net cash provided (used) in operating activities                   754,227               (233,002)
                                                                           ------------------    -------------------

Cash flows from investing activities:
    Proceeds from sale of investment securities available-for-sale                   446,479                202,349
    Purchases of investment securities available-for-sale                            (69,382)              (103,998)
    Purchase of investment in unconsolidated subsidiary                                    -                (32,687)
    Purchases of property and equipment                                              (36,675)               (75,424)
                                                                           ------------------    -------------------
                  Net cash provided (used) in investing activities                   340,422                 (9,760)
                                                                           ------------------    -------------------

Cash flows from financing activities:
    Repurchase of common stock                                                             -                 (7,500)
    Proceeds from exercise of stock options                                           12,365                  1,543
                                                                           ------------------    -------------------
                  Net cash provided (used) by financing activities                    12,365                 (5,957)
                                                                           ------------------    -------------------
Net increase (decrease) in cash and cash equivalents                    $          1,107,014  $            (248,719)
Cash and cash equivalents at beginning of period                                     307,861                537,558
                                                                           ------------------    -------------------
Cash and cash equivalents at end of period                              $          1,414,875  $             288,839
                                                                           ==================    ===================
Supplemental information:
    Cash paid for income taxes                                          $            166,620  $             317,000
                                                                           ==================    ===================


See accompanying notes to financial statements.

                            SDL COMMUNICATIONS, INC.

                          Notes to Financial Statements

                                 March 31, 2000

                                   (Unaudited)



(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

       The accounting policies as set forth in SDL Communications, Inc.'s (the Company) Financial Statements dated December 31, 1999 have been adhered to in preparing the accompanying interim consolidated financial statements. The accompanying statements are unaudited but include all adjustments, consisting of normal recurring adjustments, that the Company considers necessary for a fair presentation of the financial position, results of operations, and cash flows for such interim periods. Results for such interim periods are not necessarily indicative of results for a full year

(2)    INVENTORIES

       Inventories consist of the following:

                  Raw materials                                          $    917,818
                  Work in process                                             844,401
                  Finished goods                                              189,329
                                                                          -----------
                                                                        $   1,951,548
                                                                          ===========


(3)    PROPERTY AND EQUIPMENT, NET

       Property and equipment, net consists of the following:

                  Furniture & fixtures                                       $ 42,370
                  Computers & equipment                                       256,414
                  Test & design equipment                                     273,139
                  Leasehold improvements                                       43,936
                                                                           ----------
                                                                              615,859
                  Less accumulated depreciation
                       and amortization                                       425,428
                                                                          -----------
                  Net property and equipment                             $    190,431
                                                                          ===========


(4)    COMPREHENSIVE INCOME

       Comprehensive income for the three months ended March 31, 2000 and 1999 was $160,280 and $(1,686,567), respectively. The difference between comprehensive income and net income was related to unrealized earnings on available for sale securities.

                             SBS TECHNOLOGIES, INC.
             Pro Forma Consolidated Financial Statements (unaudited)
                                 March 31, 2000

                              SBS TECHNOLOGIES, INC.

                                TABLE OF CONTENTS





                                                                  PAGE

Pro Forma Consolidated Balance Sheet                                 1

Pro Forma Consolidated Statements of Operations                    2-3

Notes to Pro Forma Consolidated Financial Statements               4-5

                             SBS TECHNOLOGIES, INC.
                PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)
                              AS OF MARCH 31, 2000


                                                                                                            PRO FORMA
                                                       SBS                 SDL                  ADJUSTMENTS           COMBINED
                                                       ---                 ---                  -----------           --------
                                                                                      ASSETS
                                               -------------------------------------------------------------------------------------
Current Assets:
     Cash and Cash Equivalents              $            7,855,564            1,414,875  (1)        (26,241,761)           3,028,678
                                                                                         (3)         20,000,000
     Investments                                                 -              248,299                       -              248,299
     Receivables                                        24,852,299            1,417,249                       -           26,269,548
     Inventories                                        24,143,719            1,951,548                       -           26,095,267
     Deferred Income Tax Assets                          2,687,501                    -                       -            2,687,501
     Income Tax Receivable                               1,515,643              (91,019) (2)          1,555,702            2,980,326
     Prepaid Expenses                                      850,455               50,032                       -              900,487
     Other Current Assets                                  369,500                    -                       -              369,500
                                               -------------------------------------------------------------------------------------
          Total Current Assets                          62,274,681            4,990,984              (4,686,059)          62,579,606

Property and Equipment, Net                              7,267,897              190,431                       -            7,458,328

Intangible Assets:
     Pre-acquisition Intangible Assets, Net             31,476,454                    -                       -           31,476,454
     Preliminary Fair Value of Identifiable
       Intangible Assets and Goodwill                            -                    -  (2)         23,298,814           23,298,814
                                               -------------------------------------------------------------------------------------

     Intangible Assets, Net                             31,476,454                    -              23,298,814           54,775,268

Deferred Income Tax Assets                               4,921,514              546,560  (2)            733,583               13,035
                                                                                         (2)            480,378
                                                                                         (2)         (6,669,000)
Other Assets                                               100,662               31,836                                      132,498
                                               -------------------------------------------------------------------------------------

          TOTAL ASSETS                      $          106,041,208            5,759,811              13,157,716          124,958,735
                                               =====================================================================================


                                                                       LIABILITIES AND STOCKHOLDERS' EQUITY
                                               -------------------------------------------------------------------------------------

Current Liabilities:
     Note Payable - LOC                     $                    -                    -  (3)         20,000,000          20,000,000
     Accounts Payable                                    4,967,386            1,136,943                       -           6,104,329
     Accrued Representative Commissions                    561,629                    -                       -             561,629
     Accrued Salaries                                    1,589,629              419,557                       -           2,009,186
     Accrued Compensated Absences                        1,149,223               62,124                       -           1,211,347
     Other Current Liabilities                           1,898,880               67,164                       -           1,966,044
                                               -------------------------------------------------------------------------------------
          Total Current Liabilities                     10,166,747            1,685,788              20,000,000          31,852,535

Stockholders' Equity:
       Common Stock                                     60,724,478            6,354,940  (2)          1,231,739          61,956,217
                                                                                         (4)         (6,354,940)
       Accumulated Other Comprehensive Loss             (3,762,906)              53,307  (4)            (53,307)         (3,762,906)
       Retained Earnings                                38,912,889           (2,334,224) (2)         (4,000,000)         34,912,889
                                                                                         (4)          2,334,224
                                               -------------------------------------------------------------------------------------
                                                        95,874,461            4,074,023              (6,842,284)         93,106,200
                                               -------------------------------------------------------------------------------------

          TOTAL LIABILITIES AND
           STOCKHOLDERS' EQUITY             $          106,041,208            5,759,811              13,157,716         124,958,735
                                               =====================================================================================


See notes to pro forma consolidated financial statements

                             SBS TECHNOLOGIES, INC.
           PROFORMA CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                          FOR YEAR ENDED JUNE 30, 1999


                                                                                                    PROFORMA
                                                    SBS               SDL                ADJUSTMENTS         COMBINED
                                                    ---               ---                -----------         --------

REVENUE                                  $         105,999,233         10,926,898                      -       116,926,131

COST OF SALES                                       44,480,959          5,019,459                      -        49,500,418
                                             ------------------------------------------------------------------------------

GROSS PROFIT                                        61,518,274          5,907,439                      -        67,425,713

S G & A EXPENSES                                    23,983,186          2,177,762                      -        26,160,948

R & D EXPENSES                                      14,350,995          1,773,007                      -        16,124,002

STOCK BASED COMPENSATION                                     -          4,251,260                      -         4,251,260

ACQUIRED IN-PROCESS R & D CHARGE                       527,514                  -                      -           527,514

AMORTIZATION OF INTANGIBLE ASSETS                    3,980,036                  -  (5)         3,087,352         7,067,388
                                             ------------------------------------------------------------------------------

OPERATING INCOME                                    18,676,543         (2,294,590)            (3,087,352)       13,294,601

INTEREST INCOME (EXPENSE)                               10,796             27,959  (6)        (1,868,088)       (1,829,333)

FOREIGN EXCHANGE GAINS                                 666,754                  -                      -           666,754
                                             ------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                          19,354,093         (2,266,631)            (4,955,440)       12,132,022

INCOME TAXES                                         6,631,322            419,000  (5)          (901,875)        4,131,902
                                                                                   (6)          (728,554)
                                                                                   (7)        (1,287,991)
                                             ------------------------------------------------------------------------------

INCOME BEFORE MINORITY INTEREST              $      12,722,771         (2,685,631)            (2,037,020)        8,000,120

MINORITY INTEREST                                      444,383                  -                      -           444,383
                                             ------------------------------------------------------------------------------

NET INCOME                                   $      12,278,388         (2,685,631)            (2,037,020)        7,555,737
                                             ==============================================================================

COMMON SHARES OUTSTANDING                            5,827,526                                                   5,827,526
INCOME PER COMMON SHARE                      $            2.11                                            $           1.30
                                             -----------------                                            ----------------

COMMON AND POTENTIAL DILUTIVE
 SHARES OUTSTANDING                                  6,168,118                                                   6,208,604
INCOME PER COMMON SHARE -
 ASSUMING DILUTION                           $            1.99                                            $           1.22
                                             -----------------                                            ----------------


See notes to pro forma consolidated financial statements

                             SBS TECHNOLOGIES, INC.
           PROFORMA CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                      FOR NINE MONTHS ENDED MARCH 31, 2000


                                                                                                    PROFORMA
                                                    SBS               SDL                ADJUSTMENTS         COMBINED
                                             -----------------   ----------------        -----------       ----------------

REVENUE                                             90,341,358         11,347,334                      -       101,688,692

COST OF SALES                                       42,064,813          5,151,474                      -        47,216,287
                                             ------------------------------------------------------------------------------

GROSS PROFIT                                        48,276,545          6,195,860                      -        54,472,405

S G & A EXPENSES                                    18,713,659          2,943,184                      -        21,656,843

R & D EXPENSES                                      11,241,327          1,753,738                      -        12,995,065

STOCK BASED COMPENSATION                                     -            840,290                      -           840,290

AMORTIZATION OF INTANGIBLE ASSETS                    3,307,502                  -  (5)         2,315,514         5,623,016
                                             ------------------------------------------------------------------------------

OPERATING INCOME                                    15,014,057            658,648             (2,315,514)       13,357,191

INTEREST INCOME (EXPENSE)                              272,485             34,826  (6)        (1,401,066)       (1,093,755)

FOREIGN EXCHANGE LOSSES                                (92,359)                 -                      -           (92,359)
                                             ------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                          15,194,183            693,474             (3,716,580)       12,171,077

INCOME TAXES                                         5,180,170            506,000  (5)          (676,406)        4,175,635
                                                                                   (6)          (546,416)
                                                                                   (7)          (287,713)
                                             ------------------------------------------------------------------------------

NET INCOME                                          10,014,013            187,474             (2,206,045)        7,995,442
                                             ==============================================================================


COMMON SHARES OUTSTANDING                            6,120,828                                                   6,120,828
INCOME PER COMMON SHARE                      $            1.64                                              $         1.31
                                             -----------------                                              --------------

COMMON AND POTENTIAL DILUTIVE
 SHARES OUTSTANDING                                  6,705,173                                                   6,747,659
INCOME PER COMMON SHARE -
 ASSUMING DILUTION                           $            1.49                                              $         1.18
                                             -----------------                                              --------------



See notes to pro forma consolidated financial statements

                             SBS TECHNOLOGIES, INC.
             NOTES TO PRO FORMA CONSOLIDATED STATEMENTS (UNAUDITED)

  1    Adjustment to cash consists of the purchase price
           plus acquisition costs.                                                                                   $ (26,241,761)

  2    Excess of estimated cost of acquisition over the fair value of net assets acquired:
           Purchase price plus acquisition costs                                                                      $ 26,241,761
           Plus fair value of SBS options issued in exchange for unvested SDL options                                    1,231,739
           (DETERMINED USING THE BLACK SCHOLES VALUATION MODEL)
           Less estimated in process research & development charge                                                      (4,000,000)
           Less estimated fair value of SDL net tangible assets                                                         (6,363,308)
                                                                                                               --------------------
       Excess purchase price                                                                                          $ 17,110,192
                                                                                                               ====================

       Estimated fair value of SDL net assets includes:
           Fair value of tangible net assets                                                                           $ 4,074,023
           Current tax benefit from sale of SDL stock to SBS                                                             1,555,702
           Deferred tax benefit from sale of SDL stock to SBS                                                              733,583
                                                                                                               --------------------
       Estimated fair value of SDL net tangible assets at acquisition date                                             $ 6,363,308
                                                                                                               ====================

       The excess purchase price is allocated as follows:
           Core developed technology                                                                                  $ 14,800,000
           Work force                                                                                                      600,000
           Customer list                                                                                                   300,000
           Covenant not-to-compete                                                                                       1,400,000
           Goodwill                                                                                                      6,198,814
           Less: deferred tax liabilities on identifiable intangibles                                                   (6,669,000)
           Plus: deferred tax asset on stock options exchanged                                                             480,378
                                                                                                               --------------------
                                                                                                                      $ 17,110,192
                                                                                                               ====================


  3    Record borrowing of $20,000,000 from SBS' revolving line of credit.

  4    Elimination of SDL historical equity

  5    Amortization of intangible assets for the year ended June 30, 1999 and the nine months ended March 31, 2000 of $3,087,352 and $2,315,514, respectively.



                                                                                Projected        Estimated          Annual
                                                                                Life (yrs)       Fair Value      Amortization
                                                                               -------------------------------------------------
           Core developed technology                                                8              $ 14,800,000      $1,850,000
           Work Force                                                               8              $    600,000      $   75,000
           Customer List                                                            8              $    300,000      $   37,500
           Covenant not-to-compete                                                  4              $  1,400,000      $  350,000
           Goodwill                                                                 8              $  6,198,814      $  774,852
                                                                                            ------------------------------------
                                                                                                   $ 23,298,814      $3,087,352
                                                                                            ====================================

                                                                                                                      Annual
           Income tax benefit from amortization of identifiable intangibles:                                       tax benefit
                                                                                                                ----------------
           Core developed technology                                                                                 $ (721,500)
           Work Force                                                                                                $  (29,250)
           Customer List                                                                                             $  (14,625)
           Covenant not-to-compete                                                                                   $ (136,500)
           Goodwill                                                                                                  $      -
                                                                                                                ----------------
                                                                                                                     $ (901,875)
                                                                                                                ================



                                                                     (Continued)

                             SBS TECHNOLOGIES, INC.
       NOTES TO PRO FORMA CONSOLIDATED STATEMENTS (UNAUDITED) - CONTINUED


  6    Interest expense for the year ended June 30, 1999 and the nine months ended March 31, 2000 due to assumed borrowing of $20,000,000 on July 1, 1998 for the purchase of SDL Communications, Inc., plus reduction of interest income associated with the utilization of $6,241,761 of surplus cash used to fund the acquisition. The revolving line of credit at SBS expires on March 31, 2001. Interest on the line of credit is equal to LIBOR plus 1.5 percent.

       The interest rate on the new debt is assumed to be 7.78 percent. A change of 1/8 percent in the interest rate would result in a change in interest expense and net income of $25,000 and $15,250 before and after taxes, respectively, for the year ended June 30, 1999, and $18,750 and $11,438 before and after taxes, respectively, for the nine months ended March 31, 2000.

  7    Income tax benefit related to stock based compensation expense which would have been recognized in a consolidated income tax return which was not recognized on the stand alone tax provision of SDL prior to the consummation of the acquisition by SBS.

                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.






                                               SBS TECHNOLOGIES, INC.




Date:   June 23, 2000                          By: /s/ James E. Dixon
                                                  ------------------------------
                                                  James E. Dixon, Vice President
                                                  Finance & Administration

                     SBS TECHNOLOGIES, INC. AND SUBSIDIARIES
                                  EXHIBIT INDEX





Exhibit Number                      Description                                 Method of Filing
--------------             ------------------------------              ----------------------------------
23                         Consent of KPMG LLP                         Filed herewith electronically
